APC Group, Inc. 4th Quarter 2008 Revenues Increased 176%

FAIRBANKS, AK  — March 19, 2009 — APC Group, Inc.’s (OTCBB: APCU) revenues increased $68,203, or 176%, to $91,401 for the three months ended November 30, 2008, compared to $38,741 for the three months ended November 30, 2007.  APC Group reported revenues of $198,345 and $191,763 for the fiscal years ended November 30, 2008 and 2007, respectively, and revenues of $91,401 and $153,022 for the nine months ended August 30, 2008 and 2007, respectively in its SEC filings.

“After becoming a public company in August 2008, just prior to the beginning of our fourth quarter, we focused our attention back on increasing sales,” said Ken Forster, President and CEO of APC Group. "Most importantly this increase was from an extremely broad base of customers in Canada and the U.S.  In light of the current global economic situation we are fortunate to have experienced these results with our business model, and we look forward to the future.”

About APC Group, Inc.

APC Group manufactures and distributes the Arctic Leash™ watertight retractable extension cord reel, the MedReel® and a proprietary line of all weather, indoor/outdoor extension cords under the brand name Arctic Leash™ for home and industrial use. APC Group's flagship products are the hospital-grade MedReel, used in hospital operating theaters, patient rooms and medical carts throughout the world; and the Arctic Leash, used in providing watertight retractable power for any climate anywhere in the world.

APC Group's mission is to be the undisputed leader in the innovative design, marketing, sales and distribution of water-tight retractable power cord reels and proprietary extension cord products and accessories. The company markets and distributes products through media attention, conventional advertising, independent sales representatives, distributors, Web sites, and mass retail department stores and chains throughout the United States and Canada.

Watch and read historic APC Group news segments:

First broadcast on or about September 22, 2008:
09 22 2008 KTUU NBC News Story

First Published on or about August 22, 2008:
www.the-signal.com/news/article/3591/

Visit APC Group Web sites:

http://www.medreel.com
http://www.arcticleash.com
http://www.apcgroupinc.com

Safe Harbor

This press release contains or may contain forward-looking statements such as statements regarding APC Group's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which APC Group operates which could have a material effect on APC Group's current business model. The news segments may contain information that may not be current and information that may have been forward looking at the time and subsequently may not have come to fruition. The forward-looking statements contained in this press release and the statements contained in the news segments are also subject to other risks and uncertainties, including those more fully described in APC Group's filings with the SEC. APC assumes no obligation to update these forward-looking statements or the statements in the news segments to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

APC Group, Inc. (OTCBB: APCU)

Contact:
Contact:
APC Group, Inc.
Ken Forster
Chief Executive Officer
Phone: 907-457-2501
Email Contact
http://www.apcgroupinc.com